Exhibit 21

Jurisdiction
Subsidiary	of Organization
Alpine Holdco Inc.	Delaware
Essex Electric Inc. (89.8%)	Delaware
Texas SUT Inc.	Texas
Superior Cable Holdings (1997) Ltd.	Israel
Mastin Limited	Ireland
Sartin Investments Limited	Ireland